Issuer Free Writing Prospectus, dated April 29, 2014
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration No. 333-187547
333-187547-01

El Paso Pipeline Partners Operating Company, L.L.C.
Pricing Term Sheet

$600 Million 4.30% Senior Notes due 2024

Issuer:	El Paso Pipeline Partners Operating Company, L.L.C.

Guarantor:	El Paso Pipeline Partners, L.P.

Security Type:	Senior Unsecured Notes

Ratings: (Moody’s / S&P / Fitch)*	Ba1 / BBB / BBB-

Pricing Date:	April 29, 2014

Settlement Date (T+3):	May 2, 2014

Maturity Date:	May 1, 2024

Principal Amount:	$600,000,000

Benchmark Treasury:	2.75% due February 15, 2024

Benchmark Price / Yield:	100-12+ / 2.704%

Spread to Benchmark Treasury:	+ 160 bps

Yield to Maturity:	4.304%

Coupon:	4.30%

Price to the Public:	99.968%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2014

Optional Redemption:

At any time prior to February 1, 2024, we may redeem all or a part of the notes at a price equal to 100% of the principal amount of the notes to be redeemed plus a make-whole premium calculated as described in the Preliminary Prospectus Supplement using the Treasury Yield, plus 25 basis points, plus accrued and unpaid interest. At any time on or after February 1, 2024, we may also redeem all or a part of the notes at any time at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

CUSIP:	28370T AG4

ISIN:	US28370TAG40

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Co-Managers:	CIBC World Markets Corp. ING Financial Markets LLC Regions Securities LLC SMBC Nikko Securities America, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated April 29, 2014. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Revised Capitalization Disclosure

In the As Further Adjusted column of the capitalization table on page S-9 of the Preliminary Prospectus Supplement relating to the offering of the notes, Cash and cash equivalents is $80, Revolving credit facility is $61, Total partners’ capital is $2,263 and Total capitalization is $7,109. (All $ amounts in millions).  Total partners’ capital reflected in the As Further Adjusted column does not reflect the increase in partners’ capital attributable to our acquisition of the equity interests in Young, Ruby and Gulf LNG pursuant to the Acquisition.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling and/or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or dg.prospectus_requests@baml.com, Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848 and RBC Capital Markets, LLC at (866) 375-6829.